As filed with the Securities and Exchange Commission on March 28, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECHCARE CORP.

(Exact name of registrant as specified in its charter)

Delaware	68-0080601
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

TechCare Corp. 2017 Employee Incentive Plan

TechCare Corp. 2018 Stock Incentive Plan

(Full title of the plan)

(646) 380-6645

(Telephone number, including area code, of agent for service)

Copy to:

Oded Har-Even, Esq.

Zysman, Aharoni, Gayer and

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Telephone: (212) 660-3000

Fax: (212) 660-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.0001 par value (4)	3,328,185	$0.0001	(2)	$332.82		$0.05
Common Stock, $0.0001 par value (5)	2,000,000	$0.269	(3)	$538,000	(3)	$65.21
Total	5,328,185			$538,332.82		$65.26

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Pursuant to rule 457(h)(1) under the Securities Act, the registration fee is calculated based on the per-share exercise price.

(3) Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $0.269 the average of the high and low prices of the TechCare Corp.’s common stock as reported on the OTCQB on March 26, 2019.

(4) Represents shares of common stock issuable upon exercise of options granted under the TechCare Corp. 2017 Employee Incentive Plan (the “2017 Plan”). Such shares are issuable upon exercise of outstanding options with fixed prices.

(5) Represents shares of Common Stock issuable upon stock options or other awards to be granted pursuant to the TechCare Corp. 2018 Stock Incentive Plan (the “2018 Plan”).

EXPLANATORY NOTE

TechCare Corp. (the “Company”) is filing this Registration Statement on Form S-8 to register 5,328,185 shares of Common Stock of the Company, which may be issued in connection with option awards made under the 2017 Plan or which may hereafter be granted under the 2018 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Commission on March 28, 2019; and

(b) the Company’s Current Reports on Form 8-K as filed with the Commission on January 22, 2019, January 28, 2019, February 19, 2019 and March 18, 2019.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequently filed by the Company prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Voting. The holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of the Company’s Common Stock are entitled to receive, ratably, dividends only if, when and as declared by the Company’s board of directors in their discretion pursuant to the Delaware General Corporation Law (the “DGCL”) and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock, if any).

Liquidation Rights. In the event of the Company’s liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock, if any).

Conversion Rights. The holders of the Company’s Common Stock have no conversion rights.

Preemptive and Similar Rights. The holders of the Company’s Common Stock have no preemptive or similar rights under the Company’s certificate of incorporation, as amended.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the Company’s Common Stock. All of the outstanding shares of the Company’s Common Stock are fully-paid and nonassessable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnifications of Directors and Officers.

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

The Company’s certificate of incorporation and bylaws provide that it will indemnify its directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, the Company intends to enter into indemnification agreements with each of its directors and officers to provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law.

Any repeal or modification of these provisions approved by the Company’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. In addition, the rights conferred in the Company’s Restated Bylaws are not exclusive.

The Company is also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Company’s Certificate of Incorporation, as amended, on November 30, 2018 (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed with the Commission on March 28, 2019).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K filed with the Commission on March 28, 2019).
5.1*	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.
23.1*	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (contained in the opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP filed herewith as Exhibit 5.1).
23.2*	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.
24.1*	Powers of Attorney (included in the signature page to this registration statement).
99.1	Company’s 2017 Employee Incentive Plan (incorporated by reference from the Company’s Annual Report on Form 10-K filed with the Commission on April 2, 2018).
99.2	Company’s 2018 Employee Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-K filed with the Commission on March 28, 2019).

* Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(A) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rosh Ha’ain, Israel, on the 28th day of March, 2019.

TECHCARE CORP.

By:	/s/ Tali Dinar
Tali Dinar
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of TechCare Corp., hereby constitute and appoint Zvi Yemini and Tali Dinar, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zvi Yemini	Chief Executive Officer and Chairman of the Board	March 28, 2019
Zvi Yemini	(Principal Executive Officer)

/s/ Tali Dinar	Chief Financial Officer	March 28, 2019
Tali Dinar	(Principal Financial and Accounting Officer)

/s/ Oren Traistman	Director	March 28. 2019
Oren Traistman

/s/ Yossef De Levy	Director	March 28, 2019
Yossef De Levy

/s/ Ningzhou Zhang	Director	March 28, 2019
Ningzhou Zhang